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                                                                 Exhibit 10.1.29

[LETTERHEAD OF ADVANCED TELECOMMUNICATIONS, INC.]


                                 March 10, 1999

Mr. Richard A. Smith
3940 137th St. W.
Rosemount, MN 55068

Dear Rick:

This letter represents an amendment to and modification of the terms of my June 4, 1998 letter to you detailing the terms of your employment by ATI. ATI has granted you options to purchase 1,600 shares of ATI common stock at a price of $124.93 and 1,067 shares of ATI common stock at $170.00 per share. These options will vest over three and five years, respectively, so long as ATI achieves the financial performance targets established each year by its Board of Directors.

You have also purchased a $200,000 Series B 8% Convertible Subordinated Promissory Note issued by ATI and dated as of March 10, 1999 (the "Note"). The
Note is convertible into shares of ATI Class A common stock at the price of $124.93 per share.

This will confirm our mutual understanding that in the event of any "change-in-control" (as defined in the Change-in-Control Severance Pay Agreement between you and ATI) of ATI on or before October 8,2001, you may elect to receive a lump sum cash payment, not later than 30 days after the date of the "change-in-control," of $2,000,000 (net of the $200,000 purchase price of the Note) in exchange for your transfer to ATI of the Note and all of your stock options. All of your outstanding stock options shall, by reason of the "change-in-control" be deemed earned, vested and exercisable.

If in connection with the "change in control" Stolberg Partners L.P. fails to realize on the ATI's Preferred Stock sold by it a profit equal to the greater of 271% of its investment in such Preferred Stock and an annually compounded rate of return thereon of 30% or more and if Stolberg Partners, L.P. and Stolberg, Meehan & Scano II, L.P. fail to realize on their investment in any other ATI securities sold by them, an annually compounded internal rate of return of 30% or more, then the amount to be paid you under this letter shall be ratably reduced by the percentage amount (determined on a blended basis) of the shortfall from the foregoing investment targets. To illustrate the foregoing for clarification purposes and not by way of limitation, if the blended return is 25%, the guarantied payment will be reduced from $2,000,000 to $1,666,667 (i.e., 25%/30% x $2,000,000).

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Mr. Richard A. Smith
March 10, 1999

Page 2

If the foregoing accurately reflects our mutual understanding, please indicate your acceptance and agreement by signing where indicated below and returning such signed copy of this letter to me.

                                       Best regards,

                                       /s/ Cliff D. Williams

                                       Cliff D. Williams
                                       Chief Executive Officer

CDW/cak

ACCEPTED ON MARCH 12th, 1999.

/s/ Richard A. Smith
-----------------------------
Richard A. Smith